Exhibit 99.2

@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.

October 24, 2007

This edition of @NFX includes:

•	Update on Recent Operating Activities

•	Asset Divestitures

•	Focus Area Updates

•	Updated Tables Detailing Complete Hedging Positions

RECENT ACTIVITIES

NFX Places High Bid on 18 Blocks in GOM Lease Sale
We bid on 32 blocks in the most recent lease sale and had the apparent winning bid on 18. We ranked 21 of the 84 companies bidding at the Central Gulf of Mexico Sale 205, held by the Minerals Management Service (MMS) in New Orleans on October 3. Our net exposure on the high bids is $35 million.

In deepwater, we acquired blocks in Garden Banks, Mississippi Canyon and Atwater Valley that contain a balanced portfolio of sub-salt, foldbelt and amplitude prospects. We have a deepwater drilling plan scheduled for 2008 and are evaluating these recently acquired blocks for our 2009-10 drilling program. We have a deep inventory of drilling prospects in deepwater. This inventory will allow us to drill 3-4 wells per year for the next several years.

Asset Divestitures
The asset sales process we embarked on during 2007 has been very successful, generating proceeds of more than $1.8 billion. Proceeds were at the upper end of our pre-sale expectations. The table below summarizes each transaction.

The asset sales to date represent approximately 420 Bcfe of our year-end 2006 proved reserves. We expect to exit 2007 with a very strong capital structure. Our debt/market capitalization ratio will be around 20% and we will have nearly $500 million of cash on the balance sheet. During the second quarter, the availability under our revolver was increased to $1.25 billion.

Summary of asset divestitures:

Region	Description	Proceeds (in millions)	Status
Gulf of Mexico	GOM Shelf Assets	$1,100	Closed 8/6/07
Mid-Continent	Cherokee Basin CBM Assets Other MC Assets	$ 128 $ 56	Closed 9/21/07 To Close in Q4
Onshore Texas	25 fields in Texas	$ 32	Closed on 22 fields with balance to close in Q4
U.K. North Sea	Sale of North Sea Business	$ 486 TOTAL: $1,802	Closed on 10/5/07

FOCUS AREA UPDATES

Third Quarter 2007 Drilling Activity

	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent	30	7	37	0
Rocky Mount.	54	3	57	0
Onshore GC	17	1	23	5
Gulf of Mexico	4	1	6	1
International	3	4	10	3
Total:	108	16	133	9

Year-to-date 2007 Drilling Activity

	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent	104	38	142	0
Rocky Mount.	146	5	155	4
Onshore GC	50	14	74	10
Gulf of Mexico	17	0	20	3
International	6	6	17	5
Total:	323	63	408	22

MID-CONTINENT
In the Mid-Continent region, we expect to spud approximately 155 wells during 2007.  We are currently operating 18 rigs in the area.

Woodford Shale Play
Gross daily production in the Woodford Shale is approximately 150 MMcfe/d. Since last October, our Woodford production is up 150% from 60 MMcfe/d gross. We are currently operating 13 of the 44 industry rigs active in the Woodford Shale play today and remain the most active driller.

We have drilled 108 vertical wells, 134 horizontal wells and have participated in 222 of the industry’s 375 wells drilled to date. We currently have an interest in more than 155,000 net acres. The majority of our acreage in our core footprint area is now held by production.

We anticipate drilling as many as 3,000 wells across our acreage. To help determine the most optimal well spacing for full-field development, we are drilling six pilots across our acreage to test both 40-acre and 80-acre spacing patterns.

Our first Pilot, the Cattle, has been on-line for more than 70 days. We are encouraged that production rates are comparable to wells drilled on 640-acre spacing.

Wells in the Cattle Pilot were drilled from single pad locations. Our four Cattle wells were drilled at or below their pre-drill estimates and came in between $5.5 million and $5.7 million gross. Drilling the wells from a common pad would have eliminated additional drilling and completion costs. Our drilling team is now moving to multiple wells drilled from a common pad site - just as we are routinely doing in our Stiles Ranch Field in the Anadarko Basin.

Our second Woodford pilot, the Whitlow, also includes four wells on 40-acre spacing. Two of the wells share a common pad, and the other two were on single pads. We will have production rates from this pilot in the next several weeks.

Drilling is now underway on our third pilot -- the Morris. At the Morris, three wells are being drilled from a common pad. We expect to realize significant cost savings from common pads. Location construction costs should go down by $100,000 per well, the elimination of rig moves should save about $80,000 per well and completion costs should drop by $350,000 through the use of a common frac site.

Texas Wash Play
We are running five rigs in the Stiles Ranch Field, located in the Texas Panhandle. Three of the rigs are drilling from common pads designed to support multiple wells. We currently hold 11,840 gross acres and our working interest is predominantly 100%.

Production at Stiles Ranch is “lumpy” and reflects pad drilling operations and the timing of turning multiple wells to sales simultaneously. Gross production is approximately 55 MMcfe/d. We have approximately 200 locations left to drill on 40-acre spacing.

We plan to drill 40-45 wells at Stiles Ranch during 2007 with two-thirds of those wells being drilled from common pads.

ROCKY MOUNTAINS

Monument Butte
We are running four operated rigs in our Monument Butte Field in Utah’s Uinta Basin. Including the adjacent Ute Indian Tribe acreage, the field now encompasses approximately 120,000 acres.

We have approximately 150 wells year-to-date and our gross sales in September averaged more than 13,000 BOPD. Most of our drilling since the field’s acquisition in 2004 has been on 40-acre spacing. However, over the last 18 months, we have conducted multiple 20-acre spacing pilots and results have exceeded initial expectations. Our 2004 acquisition modeling predicted that the 20-acre wells would be inferior to 40-acre locations with average initial production of about 50 BOPD (compared to 75 BOPD for a 40 acre well).

We have now drilled nearly 50 wells on 20-acre spacing and our results indicate that 20-acre wells will have greater initial production rates and higher estimated recoveries. Initial production from our 20-acre wells is nearly TRIPLE our ’04 projections with wells averaging as much as 160 BOPD. EUR estimates for 20-acre locations are up 50% to over 70,000 barrels per well.

The success of our 20-acre drilling program indicates the potential to drill well over additional 1,000 wells or more in the Monument Butte Field. The 20-acre locations are drilled from existing 40-acre pads. We have one rig dedicated exclusively to drilling 20-acre wells and plan to drill an additional 10 wells on 20-acre spacing by the end of 2007.

We completed our first well (with initial production of 180 BOPD) under our alliance with the Ute Indian Tribe, which covers 47,000 acres immediately north of our Monument Butte Field. We expect to drill about 12 wells under this alliance by year-end. Prospective targets are the same Green River oil sands found in Monument Butte.

Williston Basin
Our activity level has been on the rise in the Williston Basin. We currently have one operated rig running in the Bakken play and have a growing inventory of “oil” wells that we did not see at the time of the acquisition. Production is ahead of schedule and has increased to 3,000 BOEPD due in part to the success of our Bakken re-frac program.

Exploration on our 100,000-plus acres in the Williston Basin will be driven by 3-D seismic. We recently signed a joint venture with an industry partner that encompasses more than 13,000 acres. We will have a 40% interest. Under the JV, we have shot 56-square miles of new 3-D seismic data. We expect to drill 1-2 wells under this JV later this year. This will serve as a model for other programs that are being planned at this time.

Pinedale Field
In July, under a farm-out agreement with BP, we assumed operatorship of our interest in the Pinedale Field. In addition, we also increased our working interest to 85% from 50% for the first two years of our planned drilling program. We are currently drilling five wells from two separate pads on both 40-acre and 20-acre spacing locations. We recently began logging our first Pinedale well and will spud the second of three wells on the same pad in the next few days. Completion operations will begin in early 2008. We have approximately 8,000 net acres in this field.

Jonah Field
We recently drilled and completed our first Jonah well, which was operated by Encana. We expect to participate in seven additional wells during this drilling season.

Horseshoe Bend/Gusher
In the Horseshoe Bend Area (northeast of Monument Butte), we have drilled four successful shallow Green River wells year-to-date. We have an interest in approximately 32,000 acres in this area.

ONSHORE GULF COAST
We currently have seven operated rigs running along the Gulf Coast and are participating in five outside-operated wells. We also have formed new joint ventures increasing the size and scope of our operations onshore Texas.

South Texas Joint Venture
Sarita Field, South Texas: Under our joint venture with Exxon-Mobil in South Texas, we have drilled 19 successful wells to date in the East Sarita Field area of Kenedy County. We are running two operated rigs there. The SKE B-90 well recently logged nearly 700’ of net pay and is now being completed. Production associated with the joint venture is more than 50 MMcf/d (gross) with two wells completing.

New South Texas Joint Venture
We signed a joint venture with a private company that provides us with access to 58,000 acres just south and east of our Exxon-Mobil JV at Sarita in South Texas. Under this venture, we are mapping new 3-D seismic data from a 117-square mile area. We are merging an existing 226-square miles of 3-D data for a total of 343 square miles of data. We expect to drill our first wells here in early 2008.

East Texas Joint Venture
In the third quarter of 2007, we signed a JV with a private company active in East Texas. Together, we are exploring more than 10,000 net acres in East Texas. Prospective horizons include the Pettet and James formations. Initial drilling is expected in early 2008.

DEEPWATER GULF OF MEXICO
Newfield has an attractive portfolio of opportunities in deepwater, including producing fields, fields under development and significant exploration targets. We have three producing fields -- Wrigley, Rigel and Glider. Our 2008-09 production will benefit through first sales from the PowerPlay and Fastball developments.

Wrigley (MC 506) - Production commenced during early July on our operated Wrigley Field in the deepwater Gulf of Mexico. The field is currently producing approximately 35 MMcfe/d and will ramp up to 60 MMcf/d later this year following the remedy of mechanical issues on the host platform. The issues are not related to the well or the reservoir. We have a 50% working interest at Wrigley.

PowerPlay Development (GB 258) - PowerPlay is being developed as a single well tieback to the Baldpate facility. Completion of the well is scheduled for the fourth quarter of 2007 and first production is expected in late 2008. We have a 35% interest in PowerPlay.

Fastball Development (VK 1003) - Development is proceeding at Fastball, which tested earlier this year at 43 MMcf/d and 3,000 BCPD (gross). Fabrication of the umbilical is expected to be complete by year-end with installation scheduled for mid-2008. A new pipeline will be installed at the same time. We are developing the field through a sub-sea tieback to one of several existing fields in the area with first production expected in 2009. We operate Fastball with a 66% working interest.

INTERNATIONAL

China
In mid-August, we announced the signing of two new Production Sharing Contracts (PSCs) in the South China Sea. We now have three PSCs that cover more than 14,200 square kilometers (approximately 3.5 million acres). The China National Offshore Oil Corporation (CNOOC) has the option to participate in any development with a 51% interest. We entered the area in late 2005 through the signing of a Production Sharing Contract on Block 17/08 and a Geophysical Survey Agreement (GSA) on Block 16/05. The GSA was recently converted to a Production Sharing Contract following encouraging results of a 2007 3-D seismic survey. We plan to drill two exploration wells in the first half of 2008, including one on each of the blocks.

We also have a Production Sharing Contract covering Block 22/15, a 5,228 square kilometer (nearly 1.3 million acres) area, located in the Beibuwan Basin, northwest of Hainan Island in southern China. The contract has an exploration term of seven years, with an exploration well commitment in the first three years.

Malaysia
Our oil production in Malaysia is expected to triple in 2008 when compared to 2007 volumes. The increase is being driven by several new field developments.

Our Abu Field commenced production late in the second quarter of 2007. The field is currently producing 13,000 BOPD and is ramping up to approximately 15,000 BOPD (gross). We hold a 50% interest.

Development continues at the Puteri Field on PM 318 with first oil sales expected in early 2008. Puteri oil will be lifted from existing facilities. The production deck set sail six weeks ago and is being installed and commissioned. Puteri is expected to add approximately 6,000 - 8,000 BOPD of gross oil production.

The East Belumut and Chermingat Fields on PM 323 are expected to be on-line in the second quarter of 2008 and will add 15,000 BOPD (gross).

FOURTH QUARTER 2007 ESTIMATES

Natural Gas Production and Pricing The Company’s natural gas production in the fourth quarter of 2007 is expected to be 38 - 42 Bcf (415 - 455 MMcf/d). Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 75 - 85% of the Henry Hub Index. Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Although Newfield’s Rocky Mountains production is primarily oil, the Company does produce approximately 40 MMcfe/d of natural gas in this region. Recent basis differentials have widened dramatically. Newfield hedged the basis differential associated with 50% of the expected production from the proved producing fields acquired from Stone Energy in the second quarter of 2007. The basis hedges cover the second half of 2007 through 2012 at a weighted average hedged differential of $(1.18) per Mcf. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the fourth quarter of 2007 is expected to be 1.3 - 1.5 million barrels (14,130 - 16,300 BOPD). Newfield expects to produce approximately 5,200 BOPD (net) from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $13 - $15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $40 - $45 million ($0.82 - $0.93 per Mcfe) in the fourth quarter of 2007. With the recent divestiture of the Company’s Gulf of Mexico Shelf assets, the major expense portion of LOE is expected to drop significantly. The LOE projection for the fourth quarter includes major expense of approximately $3 million. The drop in LOE per Mcfe will be partially offset by an increase in production taxes per Mcfe now that a significant portion of the Company’s production is onshore and subject to severance taxes. Production taxes in the fourth quarter of 2007 are expected to be $32 - $36 million ($0.66 - $0.75 per Mcfe). Approximately one-third of the production taxes are associated with Newfield’s Malaysian operations.

General and Administrative Expense G&A expense for the fourth quarter of 2007 is expected to be $46 - $51 million ($0.96 - $1.06 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $21 - $23 million. G&A expense includes incentive compensation expense, which depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives. The gain associated with the sale of the U.K. business will increase adjusted net income and result in additional fourth quarter G&A expense of approximately $17 million.

Interest Expense The non-capitalized portion of the Company’s interest expense for the fourth quarter of 2007 is expected to be $20 - $22 million ($0.41 - $0.45 per Mcfe). As of October 24, 2007, Newfield had no borrowings outstanding under its credit arrangements. The remainder of debt consists of three separate issuances of notes that in the aggregate total $1.05 billion in principal amount. Capitalized interest for the fourth quarter of 2007 is expected to be about $8 - $9 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2007 to be about 35 - 38%. About 65% of the tax provision is expected to be deferred.

NATURAL GAS HEDGE POSITIONS

Please see the tables below for our complete hedging positions.

The following hedge positions for the fourth quarter of 2007 and beyond are as of October 24, 2007:

Fourth Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
14,207 MMMBtus	$8.90	—	—	—	—
19,854 MMMBtus	—	—	$7.72 — $10.51	$6.50 — $8.00	$8.23 — $12.40

First Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
10,920 MMMBtus	$8.74	—	—	—	—
22,595 MMMBtus	—	—	$8.00 — $11.04	$8.00	$10.00 — $12.40

Second Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
21,685 MMMBtus	$7.95	—	—	—	—
5,715 MMMBtus	—	—	$7.64 — $9.34	$7.00 — $8.00	$9.00 — $9.70

Third Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
22,540 MMMBtus	$7.96	—	—	—	—
5,760 MMMBtus	—	—	$7.64 — $9.34	$7.00 — $8.00	$9.00 — $9.70

Fourth Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
7,595 MMMBtus	$7.96	—	—	—	—
11,695 MMMBtus	—	—	$7.94 — $10.03	$7.00 — $8.00	$9.00 — $11.00

First Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
14,850 MMMBtus	—	—	$8.00 — $10.16	$8.00	$9.67 — $11.00

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).
	Gas Prices
	$5.00	$6.00	$7.00	$8.00	$9.00
2007
3rd Quarter	$127	$86	$50	$22	$(9)
4th Quarter	$109	$75	$43	$13	$(3)
Total 2007	$236	$161	$93	$35	$(12)

2008
1st Quarter	$108	$75	$42	$8	$(3)
2nd Quarter	$79	$52	$24	$(1)	$(23)
3rd Quarter	$82	$53	$25	$(1)	$(23)
4th Quarter	$57	$38	$18	$—	$(8)
Total 2008	$326	$218	$109	$6	$(57)
2009
1st Quarter	$45	$30	$15	$—	$—

In conjunction with our recent acquisition of properties in the Rocky Mountains, we hedged basis associated with 50% of the proved producing fields from August 2007 through full-year 2012. The weighted average hedged differential during this period was $(1.18) per Mcf.

Approximately 35% of our natural gas production correlates to Houston Ship Channel, 25% to Panhandle Eastern Pipeline, 15% to CenterPoint/East, 8% to Sonat; 6% to Colorado Interstate, 6% to Columbia Gulf and 5% to others.

CRUDE OIL HEDGE POSITIONS

The following hedge positions for the fourth quarter of 2007 and beyond are as of October 24, 2007:

Fourth Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

First Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Second Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Third Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Fourth Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

First Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Second Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Third Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Fourth Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

First Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Second Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
909,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Third Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Fourth Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

**These 3-way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $27.81 per barrel. Below $27.81 per barrel, these contracts effectively result in realized prices that are on average $6.47 per barrel higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

	Oil Prices
	$50.00	$52.00	$54.00	$56.00	$58.00	$60.00
2007
3rd Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
4th Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
Total 2007	$6	$2	$(2)	$(6)	$(10)	$(14)

2008	$(2)	$(7)	$(13)	$(20)	$(26)	$(33)

2009	$(1)	$(6)	$(12)	$(19)	$(25)	$(32)

2010	$—	$(4)	$(9)	$(17)	$(24)	$(31)

We provide information regarding our outstanding hedging positions in our annual and quarterly reports filed with the SEC and in our electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the deepwater Gulf of Mexico. The Company has international operations in Malaysia and China.

**The statements set forth in this publication regarding estimated or anticipated 2007 and 2008 production volumes, fourth quarter 2007 results, drilling plans, the timing of drilling programs and the production rates for existing and future wells are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.